Exhibit 10.1
2007 STOCK INCENTIVE PLAN
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
DEFERRED STOCK AWARD AGREEMENT
     AGREEMENT made as of                     , 20___, by and between SPECIALTY UNDERWRITERS’ ALLIANCE, INC., a Delaware corporation (the “Company”), and                      (the “Holder”).
W I T N E S S E T H:
     WHEREAS, the Company has adopted the 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc. (the “Stock Incentive Plan”) pursuant to which deferred stock awards with respect to shares of the Company’s common stock (“Shares”) may be awarded to employees and directors of the Company and its subsidiaries (“Subsidiaries”); and
     WHEREAS, the Company has granted to the Holder a deferred stock award pursuant to the Stock Incentive Plan; and
     WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to said deferred stock award;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     FIRST : Pursuant to the Stock Incentive Plan, the Holder has been awarded on                     , 20___ (the “Award Date”), a deferred stock award with respect to ___ Shares (the “Deferred Stock Award” and such Shares, the “Deferred Shares”), subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan and in this Agreement.
     SECOND: Except as otherwise provided pursuant to the Stock Incentive Plan and this Agreement, the Deferred Stock Award shall vest at a rate of ___% on [                    ] [and on

each of the next ___ anniversaries of [                    ] ([                    ] [and each such anniversary] being referred to herein as a “Deferred Share Delivery Date”), provided the Holder is still in the employ or service of the Company or a Subsidiary on each respective vesting date. If the Holder’s employment with the Company and its Subsidiaries terminates prior to the date on which any portion of the Deferred Stock Award becomes vested, then the number of Deferred Shares that have not vested shall not be issuable to the Holder. [Notwithstanding the foregoing, if (i) the Holder retires from the Company or a Subsidiary at or after age 55 and after at least five years of employment with the Company or a Subsidiary following the initial public offering of the Company (“Post-IPO Employment”), and (ii) the sum of the Holder’s (A) age on the day of retirement (the “Retirement Date”) and (B) years of Post-IPO Employment on the Retirement Date exceeds 65, then the Retirement Percentage (as defined below) of the Deferred Shares which have not vested on the Retirement Date shall continue to vest in accordance with the terms of this award. Retirement Percentage shall mean 0% if the Holder has not given the Company a nine-month advance written notice of such Holder’s retirement prior to the Retirement Date (which notice requirement may be waived by the Committee in its sole discretion) and otherwise the following:
50% — 5 years of Post-IPO Employment on the Retirement Date
60% — 6 years of Post-IPO Employment on the Retirement Date
70% — 7 years of Post-IPO Employment on the Retirement Date
80% — 8 years of Post-IPO Employment on the Retirement Date
90% — 9 years of Post-IPO Employment on the Retirement Date
100% -10 years of Post-IPO Employment on the Retirement Date.
At any time that the Holder is not in compliance with the Restrictive Covenants set forth below all remaining unvested Deferred Shares shall not be issuable to the Holder and shall be forfeited.]
The number of Deferred Shares with respect to which the Deferred Stock Award has become vested, if any, shall be issued to the Holder on or as soon as practicable following the applicable

Deferred Share Delivery Date, and in no event later than the end of the calendar year which includes the Deferred Share Delivery Date; provided, however, that if the vesting of the Deferred Stock Award is accelerated pursuant to the acceleration provisions of the Stock Incentive Plan, then the Deferred Shares shall be issued to the Holder as soon as practicable after having become vested, and in no event later than 2-1/2 months following the end of the calendar year in which such vesting occurs. With respect to any issuance of Deferred Shares, any applicable restrictions or conditions under the requirements of any stock exchange upon which the Deferred Shares or shares of the same class are listed at the time of issuance, and under any securities law applicable to such Shares, shall be imposed.
[“Restrictive Covenants” shall have the meaning set forth below in subsection (a) through (e) of this Second Section.
     (a) Non-Competition. The Holder hereby acknowledges and recognizes that during the term of Holder’s employment with the Company (the “Employment Period”) he will be privy to trade secrets and confidential information critical to the Company’s business and that the Company would find it extremely difficult or impossible to replace the Holder. Accordingly, the Holder agrees that, in consideration of the premises contained herein, and the consideration to be received by the Holder hereunder, he will not and will not permit any of his Affiliates to, except with the Company’s prior written consent, during the Employment Period and for such period of time as the Holder shall have any unvested Deferred Shares (collectively being the “Non-Competition Period”), engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any activity that competes with the Company or any of its Affiliates in the business of insurance. Nothing in this subsection shall prohibit the Holder or any of his Affiliates from owning for passive investment purposes less than 5% of the publicly traded securities of any corporation listed on the New York Stock Exchange or the American Stock Exchange or the NASDAQ.
     (b) Customer Non-Solicitation. During the Non-Competition Period, the Holder shall not, and shall not permit any of his Affiliates to solicit, directly or indirectly, any person or entity which (i) is currently a customer or party to any insurance-related contract with the Company and/or its Affiliates, (ii) has been a customer or party to any insurance-related contract with the Company and/or its Affiliates during the two year period immediately preceding such solicitation or (iii) was solicited by the Company and/or its Affiliates during the two year period immediately preceding such solicitation, provided that in the case of (b)(i) above such solicitation diverted or attempted to divert the business of the Company and/or its Affiliates to another person or entity or in the case of (b)(ii) and (b)(iii) above, the business solicited is business in which the Company is currently engaged.
     (c) Employee Non-Solicitation. During the Non-Competition Period, the Holder shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) solicit for employment, engage and/or hire, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant; and/or (ii) encourage or induce, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant to end his/her business relationship with the Company and/or its Affiliates.
     (d) Non-Disparagement of the Company. The Holder covenants that he will not, directly or indirectly at any time during or after the Employment Period, disparage the Company or any of its shareholders, directors, officers, employees, or agents.

     (e) Acknowledgement. The Holder understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Holder does not believe would prevent him from earning a living other than in a business which competes with the Company.]
     THIRD : Prior to the date on which the Deferred Shares are issued to the Holder, the Holder shall have no rights of a stockholder of the Company or any other rights with respect to any assets of the Company, other than the rights of a general unsecured creditor of the Company.
     FOURTH : If, with respect to the Deferred Stock Award or the Deferred Shares, the Company shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements and may, at its election, have the Company or its agents withhold such vested number of Deferred Shares as would otherwise be issuable and which shall have a Fair Market Value, valued on the date on which such Deferred Shares were issued to the Holder.
     FIFTH : The Company and the Holder each hereby agree to be bound by the terms and conditions set forth in the Stock Incentive Plan, which terms and conditions are hereby incorporated by reference. Any capitalized terms used in this Agreement which are not defined herein shall have the same definitions as set forth in the Stock Incentive Plan.

     SIXTH : This Agreement shall not be construed as giving the Holder any rights to be an employee of the Company or any of its Subsidiaries, or any other employment rights or relationship.
     SEVENTH : This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Holder and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Holder.
     EIGHTH : Each provision of this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions of this Agreement, which shall continue in full force and effect.
     NINTH : Except as required by Delaware corporate law, this Agreement shall be subject to, and construed in accordance with, the laws of the State of Illinois without giving effect to principles of conflicts of law. The Company and the Holder each hereby consent to the personal jurisdiction and venue of the state (and federal, if applicable) courts in the State of Illinois, for resolution of all disputes and causes of action arising out of the Stock Incentive Plan, the Deferred Stock Award or this Agreement, and the Company and the Holder each hereby waive all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum. THE COMPANY AND THE HOLDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF THE STOCK INCENTIVE PLAN, THE DEFERRED STOCK AWARD OR THIS AGREEMENT.

     TENTH : This Agreement, together with the Stock Incentive Plan, constitutes the entire agreement between the parties hereto with respect to the Deferred Stock Award.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:

[Name of Holder]